EXHIBIT 99
News Release	For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports Financial Results
for its Fiscal 2010 Third Quarter

DALLAS—December 14 2010—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its third quarter ended October 31, 2010.

Total revenues decreased 0.5% to $116.6 million in the third quarter of 2010, compared to $117.2 million in the third quarter of 2009. The year-over-year revenue decline was driven by a 1.3% decline in comparable store sales and the loss of $2.3 million in revenues associated with the flood-related closure of our store in Nashville, Tennessee. These revenue declines were partially offset by a $3.1 million increase in revenues from non-comparable stores and other revenue sources. Total Food and Beverage revenues decreased 1.6%, while revenues from Amusements and Other decreased 0.6%.

Adjusted EBITDA increased 14.6% to $13.1 million versus $11.4 million in the third quarter of fiscal 2009.

Total revenues for the 39-week period decreased 0.3% to $386.1 million from $387.1 million for the comparable period last year. This revenue reduction was comprised of a 3.0% decline in comparable store sales and the loss of $4.7 million in revenues associated with the flood-related closure of the Company’s store in Nashville, Tennessee. These revenue declines were partially offset by an $14.6 million increase in revenues from non-comparable stores and other revenue sources. Total Food and Beverage revenues decreased 1.3%, while revenues from Amusements and Other increased 0.8%.

Adjusted EBITDA for the 39-week period increased 0.1% to $58.3 million versus $58.2 million for the comparable period last year. The Adjusted EBITDA for the quarter and year-to-date was not adversely affected by the closure of our Nashville store as the result of coverage under our business interruption insurance policy.

"We have seen a strengthening in both our walk-in and special events business, and the improved profitability for the third quarter reflects this trend.” said Steve King, Chief Executive Officer. “We're also encouraged by early fourth quarter results.”

Non-GAAP Financial Measures

A reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss third quarter results on Tuesday, December 14, 2010, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the conference call please dial (866) 765-2661 a few minutes prior to the start time and reference conference ID# 30468102. Additionally, a live and archived webcast of the conference call will be available on the Company's website, www.daveandbusters.com.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster’s is the premier national owner and operator of 57 high-volume venues that offer interactive entertainment options for adults and families, such as skill/sports-oriented redemption games and technologically advanced video and simulation games, combined with a full menu of high quality food and beverages. Dave & Buster’s currently has stores in 24 states and Canada. For additional information on Dave & Buster’s, please visit www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)

ASSETS	October 31, 2010	January 31, 2010
	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$18,886	$16,682
Other current assets	38,965	30,104
Total current assets	$57,851	$46,786
Property and equipment, net	306,072	294,151
Intangible and other assets, net	378,860	142,703
Total assets	$742,783	$483,640

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$73,064	$74,805
Other long-term liabilities	88,370	89,775
Long-term debt, less current liabilities, net unamortized discount	346,355	226,414
Stockholders' equity	234,994	92,646
Total liabilities and stockholders' equity	$742,783	$483,640

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended		13 Weeks Ended
	October 31, 2010		November 1, 2009
Food and beverage revenues	$59,594	51.1	$60,549	51.7
Amusement and other revenues	56,996	48.9	56,636	48.3
Total revenues	116,590	100.0	117,185	100.0

Cost of products	23,378	20.1	23,636	20.2
Store operating expenses	73,663	63.1	75,842	64.7
General and administrative expenses	8,379	7.2	7,202	6.2
Depreciation and amortization	11,896	10.2	13,932	11.9
Pre-opening costs	371	0.3	983	0.8
Total operating expenses	117,687	100.9	121,595	103.8

Operating income (loss)	(1,097)	-0.9	(4,410)	-3.8
Interest expense, net	8,388	7.2	5,598	4.8

Income (loss) before provision for income taxes	(9,485)	-8.1	(10,008)	-8.6
Income tax provision (benefit)	(3,257)	-2.8	(4,518)	-3.9
Net income (loss)	$(6,228)	-5.3	$(5,490)	-4.7

Other information:
Stores open at end of period (1)	58		56

The following table sets forth a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods shown:

	Total net income	$(6,228)	$(5,490)
	Add back: Provision for income taxes	(3,257)	(4,518)
	Interest expense, net	8,388	5,598
	Depreciation and amortization	11,896	13,932
	EBITDA	10,799	9,522

Add back:	Loss on asset disposal	357	414
	Gain on Acquisition of limited partnership	-	(18
	Share-based compensation	382	261
	Currency translation (gain) loss	(55)	11
	Pre-opening costs.	370	983
	Affiliate expense reimbursement	65	188
	Severance	967	(24)
	Amusement revenue deferral and
	redemption liability adjustments	155	104
	Transaction costs….	74	-
	Adjusted EBITDA (2)	$13,114	$11,441

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	39 Weeks Ended		39 Weeks Ended
	October 31, 2010		November 1, 2009
Food and beverage revenues	$195,502	50.6	$198,140	51.2
Amusement and other revenues	190,579	49.4	188,998	48.8
Total revenues	386,081	100.0	387,138	100.0

Cost of products	77,456	20.1	76,797	19.8
Store operating expenses	229,237	59.4	232,187	60.0
General and administrative expenses	34,573	9.0	22,279	5.8
Depreciation and amortization	37,112	9.6	39,833	10.3
Pre-opening costs	1,837	0.4	3,181	0.8
Total operating expenses	380,215	98.5	374,277	96.7

Operating income (loss)	5,866	1.5	12,861	3.3
Interest expense, net	24,141	6.2	16,782	4.3

Income (loss) before provision for income taxes	(18,275)	-4.7	(3,921)	-1.0
Income tax provision (benefit)	(6,479	-1.6	(3,661)	-0.9
Net income (loss)	$(11,796)	-3.1	$(260)	-0.1

Other information:
Stores open at end of period (1)	58		56

The following table sets forth a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the periods shown:

Total net income		$(11,796)	$(260)
Add back:	Provision for income taxes	(6,479)	(3,661)
	Interest expense, net	24,141	16,782
	Depreciation and amortization	37,112	39,833
EBITDA		42,978	52,694

Add back:	Loss on asset disposal	930	1,031
	Gain on Acquisition of limited partnership	-	(357)
	Share-based compensation	2,228	475
	Currency translation (gain) loss	(89)	(124)
	Pre-opening costs	1,836	3,181
	Affiliate expense reimbursement	422	563
	Severance	967	194
	Amusement revenue deferral and
	redemption liability adjustments	583	587
	Transaction costs.	8,454	-
Adjusted EBITDA (2)		$58,309	$58,244

NOTE

(1) The number of stores open at October 31, 2010 includes our stores in Roseville, California and Wauwatosa, Wisconsin which opened on May 3, 2010 and March 1, 2010, respectively. Also included in the store count is one franchise location in Canada and our location in Nashville, Tennessee, which temporarily closed on May 2, 2010 due to flooding. The Nashville location remains closed as of October 31, 2010.

(2) EBITDA, a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net) and depreciation and amortization. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA plus share-based compensation expense, pre-opening costs, Affiliate expense reimbursement, loss on asset disposal and other non-cash or non-recurring charges. The company believes that EBITDA and Adjusted EBITDA (collectively, “EBITDA – Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA – Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes. Neither of the EBITDA – Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.